PROSPECTUS

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283473

Lesaka Technologies, Inc.

14,678,393 Shares
Common Stock

This prospectus relates to the resale from time to time of up to 14,678,393 shares of common stock of Lesaka Technologies, Inc. by the selling shareholders listed on page 4, including their transferees, pledgees or donees or their respective successors, issued to the selling shareholders in connection with our acquisition of Adumo RF (Pty) Ltd ("Adumo"). We are registering these shares on behalf of the selling shareholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the shares offered by this prospectus.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of shares of our common stock.

The selling shareholders identified in this prospectus, or their respective transferees, pledgees, donees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling shareholders, see "Plan of Distribution." For a list of the selling shareholders, see "Selling Shareholders."

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus carefully before you make your investment decision.

Our common stock is listed on The Nasdaq Global Select Market ("Nasdaq") in the United States under the symbol "LSAK" and on the Johannesburg Stock Exchange (the "JSE") in South Africa under the symbol "LSK". Nasdaq is our principal market for the trading of our common stock. On November 22, 2024, the last reported sale price of our common stock on Nasdaq and the JSE was $3.26 and ZAR 90.01 per share, respectively.

We are a "smaller reporting company" under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See "Prospectus Summary-Implications of Being a Smaller Reporting Company" for additional information.

Investing in our common stock involves risks that are referenced under the caption "Risk Factors" on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 6, 2024.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell shares of our common stock. If it is against the law in any jurisdiction to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that jurisdiction, and no offer or solicitation is made by this prospectus to any such person. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or that any information we have incorporated by reference herein is correct on any date subsequent to the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date. Information contained on our website is not a part of this prospectus.

Unless the context otherwise requires, "Lesaka", "Company", "we", "us" and "our" refer to Lesaka Technologies, Inc. and its consolidated subsidiaries.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

THE COMPANY

Overview

Lesaka is a South African Fintech company that utilizes its proprietary banking and payment technologies to deliver superior financial services solutions to Consumers and Merchants in Southern Africa.

Our vision is to build and operate the leading full-service fintech platform in Southern Africa.

Our core purpose is to provide financial services to Southern Africa's underserved consumers and merchants, improving people's lives and increasing financial inclusion in the markets in which we operate. We achieve this through our ability to efficiently digitalize the last mile of financial inclusion, providing a full-service fintech platform offering both cash and digital, and facilitating the secular shift from cash to digital that is currently taking place.

We offer a wide range of solutions including transactional accounts (banking), lending, insurance, cash management solutions, card acceptance, supplier payments, software services and bill payments. By providing a full-service fintech platform in our connected ecosystem, we facilitate the digitization of commerce in our markets.

In May 2024 we announced the acquisition of Adumo, an acquisition that closed in October 2024. The acquisition continues Lesaka's consolidation in the Southern African fintech sector and enhances Lesaka's strengths in both the consumer and merchant markets

Consumer (B2C)

Customers

Through Consumer we focus on South Africa's social grant beneficiaries, who have historically been excluded from traditional financial services. Our products are designed for consumers at the lower socioeconomic end of the market within Living Standards Measures ("LSMs") 1 to 6, which comprises approximately 26 million people as of 2023 (according to Genesis analytics). As of September 11, 2024, we had approximately 1.5 million active consumer customers.

Products

We offer consumers transactional accounts (banking), insurance, lending (short-term loans), payments solutions (digital wallet) and various value-added services to underserved consumers in South Africa. Our value proposition and products are designed to be simple, relevant and cost effective for our target market.

Merchant (B2B)

Customers

Through Merchant, we focus on micro-merchants, merchants and enterprises operating in the informal and formal sectors of the Southern African economy.

Micro-merchants, or informal sector merchants, are often sole proprietors, usually with lower revenues, that operate in rural areas or in informal urban areas and do not always have access to a full-suite of traditional banking products.

Merchants, or formal sector merchants, are generally in urban areas, have higher revenues and have access to multiple service providers.

Enterprises are large-scale corporate and government organizations, including but not limited to banks, mobile network operators ("MNOs") and municipalities.

Including micro-merchants and merchants, there are more than 2.7 million merchants in South Africa, of which more than 890,000 merchants are immediately serviceable merchants for Lesaka. Merchant currently has over 96,600 customers in Southern Africa, of which more than 87,000 are in South Africa (this excludes the impact of the Adumo acquisition, not effective as of June 30, 2024 which closed in October 2024).

Products

To micro-merchant and merchant customers (B2B), we offer cash management and digitalization solutions through our proprietary vault technology, card acceptance, supplier payments, software services, lending, prepaid accounts and bill payments to empower merchants to grow their businesses and transact more efficiently.

To larger enterprise customers (B2B), we offer bill and supplier payments and VAS products through our proprietary financial switch, as well as Ingenico point of sale device and maintenance, bank and SIM card production and other specialized technology products.

Corporate Information

We are headquartered in Johannesburg, South Africa. More information about us is available on our web site at www.lesakatech.com. Information on our web site is not incorporated by reference into this prospectus. Our principal executive offices are located at President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg 2196, South Africa. Our phone number is 27-11-343-2000.

Implications of Being a Smaller Reporting Company

We are a "smaller reporting company," meaning that the market value of our stock held by non-affiliates is less than $250 million as of our most recently completed second fiscal quarter. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million as of our most recently completed second fiscal quarter.

THE OFFERING

Common stock offered by selling shareholders:	14,678,393

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering.

Risk factors:	You should read the "Risk Factors" section included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Global Select Market and Johannesburg Stock Exchange Symbol:	"LSAK" and "LSK", respectively

DESCRIPTION OF PURCHASE AGREEMENT WITH THE SELLING SHAREHOLDERS

On October 1, 2024, we completed our acquisition of Adumo. The acquisition was effected in accordance with the terms of a Sale and Purchase Agreement (the "Purchase Agreement") dated as of May 7, 2024, by and among us, Lesaka Technologies Proprietary Limited and the sellers named therein (the "Sellers"). At the closing of the acquisition, (i) we issued an aggregate of 17,279,803 shares of Lesaka's common stock and (ii) we paid ZAR 232.2 million ($13.4 million, translated at the prevailing rate of $1: ZAR 17.34 as of October 1, 2024). Pursuant to the Purchase Agreement, Lesaka, through its subsidiary, Lesaka SA, agreed to acquire, and the Sellers agreed to sell, all of the outstanding equity interests and certain claims in Adumo.

For a detailed description of the transaction contemplated by the Purchase Agreement with the selling shareholders and the securities issued pursuant thereto, see the section entitled "Selling Shareholders" in this prospectus. We filed the registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations under the Purchase Agreement and provide for the resale by the selling shareholders of the shares of common stock offered hereby.

RISK FACTORS

Our business is influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition. Before making an investment decision in our common stock, you should carefully consider the specific factors set forth under the caption "Risk Factors" in our periodic reports filed with the SEC that are incorporated by reference herein (including the "Risk Factors" section beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 filed with the SEC on September 11, 2024) together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus in light of your particular investment objectives and financial circumstances.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements in this prospectus and the documents incorporated by reference herein are based on the beliefs and assumptions of our management and on information currently available. Forward-looking statements include information about possible or assumed future results of operations in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other statements preceded by, followed by or that include the words "may", "will", "should", "could", "would", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of such terms and other comparable terminology.

These forward looking statements involve risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The following important factors, among others, could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

  our ability to successfully integrate and achieve the expected benefits from acquisitions, including our recent acquisition of Adumo;

  our ability to service our debt, make scheduled debt repayments and comply with related restrictive and financial covenants;

  our ability to implement our strategic objectives, including prioritizing Southern Africa as our core market;

  our ability to compete successfully with other companies that offer financial services and payment processing services;

  our ability to achieve applicable broad-based black economic empowerment objectives in our South African operations; and

  our ability to manage the risks associated with operating in Southern Africa and other emerging markets, including fluctuations in foreign currencies against our reporting currency and the adverse effects of geopolitical conflicts.

Additional information concerning these and other risk factors that might cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and our other reports we file with the SEC after the date of this prospectus that will be incorporated by reference into this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this prospectus. We undertake no obligation to release publicly any revisions to the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section entitled "Selling Shareholders" to resell such shares. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares by the selling shareholders.

The selling shareholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

On May 7, 2024, Lesaka entered into the Purchase Agreement with Lesaka SA, and the sellers named therein. Pursuant to the Purchase Agreement and subject to its terms and conditions, Lesaka, through its subsidiary, Lesaka SA, agreed to acquire, and the Sellers agreed to sell, all of the outstanding equity interests and certain claims in Adumo. On October 1, 2024, we completed our acquisition of Adumo in accordance with the terms of the Purchase Agreement.

At the closing of the acquisition, (i) we issued an aggregate of 17,279,803 shares of Lesaka's common stock ("Consideration Shares") and (ii) we paid ZAR 232.2 million ($13.4 million, translated at the prevailing rate of $1: ZAR 17.34 as of October 1, 2024). Pursuant to the Purchase Agreement, Lesaka, through its subsidiary, Lesaka SA, agreed to acquire, and the Sellers agreed to sell, all of the outstanding equity interests and certain claims in Adumo.

In connection with the Purchase Agreement, we agreed to file a resale registration statement with the SEC to cover the resale of the shares.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling shareholders as of November 26, 2024. The information in the table below with respect to the selling shareholders has been obtained from the selling shareholders. When we refer to the "selling shareholders" in this prospectus, we mean the selling shareholders listed in the table below as offering shares, as well as their respective pledgees, donees, transferees or other successors-in-interest. The selling shareholders may sell all, some or none of the shares of common stock subject to this prospectus. See "Plan of Distribution."

The information set forth in the table below is based upon information obtained from the selling shareholders. Beneficial ownership of the selling shareholders is determined in accordance with Rule 13d-3(d) under the Exchange Act. The percentage of shares beneficially owned prior to, and after, the offering is based on 79,223,227 shares of common stock outstanding as of November 22, 2024, and includes the issuance of 17,279,803 shares of common stock upon the closing of the acquisition on October 1, 2024. Except as otherwise indicated, we believe that the selling shareholders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, each selling shareholder named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by it, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling shareholder named below.

Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering (1)
	Number	Percentage		Number	Percentage
IFC Investors and Related Entities(2)	9,356,028	11.8%	1,989,162	7,366,866	9.3%
Apis Growth 13 Ltd(3)	6,604,062	8.3%	6,604,062	-	-
African Rainbow Capital Financial Services Holdings Proprietary Limited(4)	2,325,814	2.9%	2,325,814	-	-
Lirast (Mauritius) Company Limited(5)	2,258,254	2.9%	985,922	1,272,332	1.6%
Sun Road Investments 1 Proprietary Limited(6)	1,755,018	2.2%	1,755,018	-	-
Fairhead Property Proprietary Limited(7)	281,101	*	281,101	-	-
Alexander Destiny Proprietary Limited(8)	255,970	*	255,970	-	-
Hardy and Hardy Proprietary Limited(9)	95,166	*	95,166	-	-
Izak Johan Steyn	102,650	*	102,650	-	-
Cinmot Proprietary Limited(10)	72,442	*	72,442	-	-
David Aberson	68,870	*	68,870	-	-
Mane Capital Proprietary Limited(11)	55,798	*	55,798	-	-
Crossfin Holdings (RF) (Pty) Ltd(12)	27,974	*	27,974	-	-
Stephen Mallaby	17,983	*	17,983	-	-
Janet Ernst	14,386	*	14,386	-	-
Jarret Wilson	14,386	*	14,386	-	-
Brian Anderson	11,689	*	11,689	-	-
____________________

* Represents less than 1%

(1) We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, except as otherwise stated, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling shareholders.

(2) According to Amendment No. 2 to Schedule 13D/A filed by the IFC Investors and related entities with the SEC on August 19, 2022: (a) International Finance Corporation ("IFC") beneficially owns an aggregate of 2,267,239 common shares as to which it has sole voting and dispositive power, (b) IFC African, Latin American and Caribbean Fund, LP ("ALAC") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (c) IFC African, Latin American and Caribbean Fund (GP) LLC ("ALAC GP") beneficially owns an aggregate of 2,781,615 common shares as to which it has shared voting and dispositive power, (d) IFC Financial Institutions Growth Fund, LP ("FIG") beneficially owns an aggregate of 2,318,012 common shares as to which it has shared voting and dispositive power, and (e) IFC FIG Fund (GP), LLP ("FIG GP") beneficially owns an aggregate of 2,318,012 common shares as to which it has shared voting and dispositive power. Each of ALAC, a United Kingdom limited partnership, and FIG, a United Kingdom limited partnership, is primarily engaged in the business of investing in securities. ALAC GP, a Delaware limited liability company, is primarily engaged in the business of serving as the general partner of ALAC. FIG GP, a United Kingdom limited liability partnership, is primarily engaged in the business of serving as the general partner of FIG. Each of ALAC and FIG are funds managed by IFC Asset Management Company LLC, a wholly-owned subsidiary of IFC, that invests third party capital in conjunction with IFC investments.

(3) Marie Antoine Daniel Richard Luk Tong and Xie Fei Pang Wong Lin have voting and investment power over the shares of common stock held. The shares are managed by Xie Fei Pang Wong Lin, a director of Apis Growth 13 Ltd.

(4) Meeneshree Milutinovic, Johannes Hendrik Petrus Van Der Merwe, Ntombiyoxolo Matyolo, Mmamodiane Refiloe Nkadimeng, Makhenkodwa Mlondolozi Mahlangeni,  Johan Van Zyl and David Piers Dyson Marshall  have voting and investment power over the shares of common stock held.

(5) Sanlam Trustees International Limited manages Sanlam Directors (BVI) Ltd and the authorized signatories are Nirmala Bahadur and Saroja Bundhoo.

(6) Paul Kent and Simone Michelle Kent have voting and investment power over the shares of common stock held.

(7) Grant Michael Manicom and Phillipa Louise Manicom have voting and investment power over the shares of common stock held.

(8) Vaughan Alexander is the investment manager of Alexander Destiny Proprietary Limited and also has voting and investment power over the shares of common stock held.

(9) Christopher Hardy has voting and investment power over the shares of common stock held.

(10) Stephen John Mallaby has voting and investment power over the shares of common stock held.

(11) Thomas Morrison has voting and investment power over the shares of common stock held.

(12) Anton Ross Gaylard, Dean Chad Sparrow, Robert Roger Grobler, Tebatso Morudi Edward Pitsi, Meeneshree Padayachy, Naomi Nethengwe, Tshepo and Sandile Dhlamini have voting and investment power over the shares of common stock held.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  privately negotiated transactions;

  short sales;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  a combination of any such methods of sale; and

  any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling shareholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the Sellers cease to own any Consideration Shares, or (ii) all of Consideration Shares are eligible for resale pursuant to Rule 144 (without volume restrictions and provided we are in compliance with the current public information requirement under Rule 144) promulgated by the SEC pursuant to the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the internet at that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.lesakatech.com. The content of our website is not a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC's website.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering:

(a) Lesaka's Annual Report on Form 10-K for the year ended June 30, 2024, filed with the SEC on September 11, 2024;

(b) Lesaka's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on November 6, 2024;

(c) Lesaka's Current Reports on Form 8-K filed with the Commission on August 21, 2024, September 5, 2024, October 2, 2024, November 6, 2024 (with respect to Item 5.02 only) and November 14, 2024;

(d) The information specifically incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2024 from the Company's Definitive Proxy Statement on Schedule 14A filed with the Commission on October 2, 2024;

(e) The audited financial statements of Adumo (RF) Proprietary Limited at September 30, 2023 and for year ended September 30, 2023 included in Lesaka's Definitive Proxy Statement on Schedule 14A filed with the Commission on August 2, 2024;

(f) The unaudited financial statements of Adumo (RF) Proprietary Limited at March 31, 2024 and for the six months ended March 31, 2024  included in Lesaka's Definitive Proxy Statement on Schedule 14A filed with the Commission on August 2, 2024; and

(g) The description of our stock included in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended June 30, 2024, filed with the SEC on September 11, 2024, including any subsequent amendments and reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but were not delivered with this prospectus (excluding exhibits to those documents unless they are specifically incorporated by reference into those documents). You can request those documents from Phillipe Welthagen, Executive Head: Investor Relations at President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa, telephone +27 11 343-2000, e-mail phillipe.welthagen@lesakatech.com.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

LEGAL MATTERS

McDermott Will & Emery LLP, Chicago, Illinois, will pass upon the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements of Lesaka Technologies, Inc. as of June 30, 2024, and for  the year ended June 30, 2024, and management's assessment of the effectiveness of internal control over financial reporting as of June 30, 2024 have been incorporated by reference herein, in reliance upon the reports of KPMG Inc, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of June 30, 2024, expresses an opinion that Lesaka Technologies, Inc. did not maintain effective internal control over financial reporting as of June 30, 2024 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to information technology general controls ("ITGCs"), specifically insufficient risk assessment, design and implementation, monitoring activities and training of individuals to operate controls in the areas of user access and program-change management for certain information technology ("IT") systems that support the financial reporting processes and insufficient design and implementation of controls and associated policies and procedures in the annual goodwill impairment assessment have been identified and included in management's assessment.

The financial statements of Lesaka Technologies, Inc. as of June 30, 2023 and for each of the two years in the period ended June 30, 2023, incorporated by reference in this prospectus by reference to Lesaka Technologies, Inc.'s annual report on Form 10-K for the year ended June 30, 2024, have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Adumo (RF) Proprietary Limited as of September 30, 2023 and for the year ended September 30, 2023, incorporated by reference in this prospectus by reference to Lesaka Technologies, Inc.'s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 2, 2024, have been audited by Deloitte & Touche, independent auditors, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Lesaka Technologies, Inc.

14,678,393 Shares
Sale of Common Stock

PROPECTUS

December 6, 2024